EXHIBIT 10.3

“[ * ]” = Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission or SEC. The omitted portions of this exhibit have been filed separately with the SEC.

FIFTH LEASE AMENDMENT

between

BENAROYA CAPITAL COMPANY, LLC

and

TARGETED GENETICS CORPORATION

This Fifth Lease Amendment dated January 2, 2004, is attached to and made part of that certain Lease dated October 7, 1996, as amended in that Fourth Lease Amendment dated March 28, 2001, that Third Lease Amendment dated April 19, 2000, that Second Lease Amendment dated February 25, 2000, and that First Lease Amendment, dated May 12, 1997 (the “Lease”), by and between Benaroya Capital Company, LLC, a Washington limited liability company (the “Lessor”), and Targeted Genetics Corporation, a Washington corporation (the “Lessee”), covering Suites 100 and 1200 located in the property commonly known as the Metropolitan Park West Tower, located at 1100 Olive Way, Seattle, Washington (the “Premises”). The Premises are more particularly described in the Lease. The terms used herein shall have the same definitions as set forth in the Lease.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Fifth Lease Amendment and the Lease, Lessor and Lessee agree as follows:

1.	Section 1, Premises. Effective April 1, 2004, Section 1, Premises, of the Lease is deleted and replaced with the following:

“Lessor does hereby lease to Lessee those certain Premises, to wit: approximately [*] square feet of office space located on the first floor in Suite 100 ([*] square feet) and on the twelfth floor in Suite 1200 ([*] square feet) as outlined on Exhibit A and Exhibit A-1, respectively, attached to this Fifth Lease Amendment (hereinafter called the “Premises”) being situated within the project known as the Metropolitan Park West Tower.” The useable square foot area of suite 100 is [*] square feet and the current load factor per 1996 BOMA is 3.42%. The useable area for suite 1200 is [*] useable square feet and the current load factor per 1996 BOMA is 10.36%.

2.	Section 2, Term. The term of the Lease is hereby extended for five (5) years, commencing April 1, 2004 and expiring March 31, 2009.

3.	Section 3, Monthly Minimum Rent. Section 3, Monthly Minimum Rent, is amended as follows:

Period	Monthly Minimum Rent
April 1, 2004 - March 31, 2005	$[*]
April 1, 2005 - March 31, 2006	$[*]
April 1, 2006 - March 31, 2007	$[*]
April 1, 2007 - March 31, 2008	$[*]
April 1, 2008 - March 31, 2009	$[*]

4.	Section 10, Additional Rent and Monthly Operating Expense Adjustments. Section 10 of the Lease, as previously amended, is hereby further amended as follows:

a) Effective April 1, 2004, Lessee’s prorata share of operating expenses will be [*].

b) Effective April 1, 2004, the Base Year for operating expenses will be changed to 2004.

5.	Exhibit G, Paragraph 1, Option to Renew. Exhibit G, Paragraph 1, Option to Renew is hereby deleted and replaced with the following:

“Provided Lessee is not in default of any material term or condition of the Lease (unless the default was cured within the applicable cure period), Lessee shall have two (2) consecutive Options to Extend the lease term, one (1) period of thirty-six (36) months and, if exercised, followed by one (1) additional period of twenty-four (24) months (“Option Terms”), upon the same terms and conditions as are set forth in the Lease, except for the Monthly Minimum Rent which shall be determined as set forth below and except that the Option to Cancel provisions shall not thereafter apply. The first option shall be exercised, if at all, by written notice to Lessor before August 1, 2008, and if applicable, the second option shall be exercised, if at all, by written notice to Lessor before August 1, 2011

The rent shall be the fair market rent as agreed by Lessee and Lessor. Upon receipt of Lessee’s notice to extend, Lessor shall provide Lessee notice stating the rental rate it would be willing to accept for the extended term (the “Lessor’s Notice Rate”). Lessee shall have ten (10) days after receipt of Lessor’s Notice Rate to accept or reject such rate. In the event Lessee rejects the Lessor’s Notice Rate such rejection shall state the rate that Lessee would be willing to pay for the extended term (the “Lessee’s Notice Rate”). If the parties fail to agree on the fair market rental rate, then within two (2) days thereafter each party shall select an appraiser and the two appraisers shall within ten (10) days appoint a third appraiser (the “Determining Appraiser”). The Determining Appraiser shall make an independent determination of the rental rate for the extended term (the “New Rent”) which shall be the average prevailing rental rate for comparable space. The parties agree that for purposes of determining the New Rent, they will attempt to obtain the economic terms of any leases signed within the prior six (6) months for space on the first floors and the upper 35% of the floors of facilities within the perimeter of Denny Road to the North, Pike Street to the South, Interstate 5 to the East and 3rd Avenue to the West. New Rent will be computed based on facilities within such geographic perimeter of comparable size,, condition, age, in-building parking facilities, freeway access, central HVAC systems, views and for comparable floors and square footage. No leases in buildings without central HVAC and modern in-building parking will be considered. The Determining Appraiser will be instructed to contact the owners of those buildings, obtain the most recent lease rates for the applicable space, average the result (if there are more than one) and produce the figure which shall be considered the “New Rent” and which determination will be binding on the parties. The party whose Notice Rate is furthest from the appraiser’s New Rent shall pay the fee of the appraiser. Lessor shall prepare and Lessee shall execute a lease amendment for extension within thirty (30) days after determination of the New Rent.”

6.	Exhibit G, Paragraph 2, Right of First Offer. Provided Lessee is not in default of any material term or condition of the Lease (unless the default was cured within the applicable cure period), Lessee shall have the Right of First Offer to lease any space that is or will become available for lease on the first, twelfth, and adjacent floors of the Metropolitan Park West Tower, subject to any rights existing prior to the date of this Lease Amendment. Lessee shall have the Right of First offer for the term of the Lease. Prior to entering into negotiations for the space that Lessee has a Right of First offer on, Lessor shall provide Lessee with written notification specifying when the space shall be available for occupancy and the terms and conditions under which Lessor will lease the space (the “First Right Notice”). Lessee shall respond within ten (10) days of written notification by Lessor if Lessee wishes to lease the space. If Lessee does not respond within ten (10) days, Lessee shall be deemed to have rejected the offer to lease the space. Should Lessee accept such offer to lease, Lessee shall execute a Lease Amendment to such effect within ten (10) days after delivery of the Lease Amendment to Lessee. If Lessee does not accept the offer, then Lessor shall be free to lease the space to a third party on terms that are not materially more favorable to the tenant than those specified in the First Right Notice. For the purpose of this provision “materially more favorable” shall mean that the net effective rental rate (including tenant improvement allowances and other economic concessions, if any), to the third party would be more than [*] less than the net effective rate after factoring in all concessions provided, or not, by Lessor under the terms contained in the First Right Notice. In the event that the net effective rental rate to the third party would be materially more favorable than that provided in the First Right Notice, Lessor will provide Lessee with a new notice (the “Revised First Right Notice”) offering to lease the space to Lessee on the terms specified in the third party proposal. The same procedure will apply with regard to the Revised First Right Notice; except the notice period which will be five (5) business days following receipt rather than ten (10) days.

7.	Exhibit G, Paragraph 4, Parking. Effective April 1, 2004, Lessee shall be entitled to lease a total of fourteen (14) parking stalls for the term of the Lease. All parking shall be located in the Building Garage, in the Metropolitan North Garage, Metropolitan East Garage, or on nearby surface lots and will be at market rates.

8.	Option to Cancel Lease. Provided Lessee has not been in default of any material term or condition of the Lease on the date of the notice described below on or before the date of Lease cancellation, Lessee shall have the Option to Cancel this Lease at any time after April 1, 2006. Lessee shall provide not less than eight (8) months prior written notice of its election to cancel. Along with its cancellation notice, Lessee shall pay Lessor a Lease cancellation fee in an amount equal to the sum of: (i) [*] of Rent due from the effective date of the lease cancellation through April 1, 2007, if any, plus (ii) [*] of the Rent for the period from April 1, 2007 to March 31, 2009, plus (iii) the unamortized portion of the lease commission.

9.	Lessee Broker Representation . Both parties acknowledge that Lessee has engaged Staubach to represent it in this Agreement, hereinafter referred to as “Broker.” Broker’s sole compensation for representing Lessee shall be paid by Lessor in accordance with the terms of the Commission Agreement dated November 10, 2003 between Broker and Lessor.

Except as otherwise modified by the terms of this Fifth Lease Amendment, all other terms and conditions of the Lease remain unchanged and in full force and effect.

LESSOR: BENAROYA CAPITAL COMPANY, LLC /s/ Larry Benaroya By: Larry Benaroya Its: Manager Date: 1/9/04	LESSEE: TARGETED GENETICS CORPORATION /s/ Todd Simpson (SIGNATURE) By: Todd Simpson (PLEASE PRINT) Its: VP Finance & CFO Date: January 8, 2004

STATE OF WASHINGTON COUNTY OF KING	) ) )	ss.

        I certify that I know or have satisfactory evidence that Larry R. Benaroya is the person who appeared before me, a Notary Public in and for the State of Washington duly commissioned and sworn, and acknowledged that he is the Manager of Benaroya Capital Company, LLC, a Washington limited liability company, who executed the within and foregoing instrument, and acknowledged the instrument to be the free and voluntary act and deed of said company for the uses and purposes therein mentioned, and on oath stated that affiant is authorized to execute said instrument on behalf of said company.

IN WITNESS WHEREOF I have hereunto set my hand and affixed my official seal this 9th day of January, 2004.

Lori Jo Goodman Notary Public in and for the State of Washington residing at Seattle Commission expires 4/9/07 Print Name Lori Jo Goodman

STATE OF WASHINGTON COUNTY OF KING	) ) )	ss.

        I certify that I know or have satisfactory evidence that Todd E. Simpson is the person who appeared before me, a Notary Public in and for the State of Washington duly commissioned and sworn, and acknowledged that he/she is the VP Finance & CFO of Targeted Genetics Corporation, a Washington Corporation, who executed the within and foregoing instrument, and acknowledged the instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that affiant is authorized to execute said instrument on behalf of said corporation.

IN WITNESS WHEREOF I have hereunto set my hand and affixed my official seal this 8tyh day of January, 2004.

/s/ Beverly J. Eckert Notary Public in and for the State of Washington residing at 6115 Harborcrest Dr. N.E., Bainbridge Is. Commission expires 3/19/05 Print Name Beverly J. Eckert

EXHIBIT A
FLOOR PLAN OF PREMISES

EXHIBIT A-1
FLOOR PLAN OF PREMISES